EXHIBIT 99.1

TRADING SYMBOL: “GGN”

FOR IMMEDIATE RELEASE

GRYPHON GOLD ANNOUNCES
CLOSING OF IPO AND TSX LISTING

Vancouver, BC and Denver, CO — December 22, 2005. – Gryphon Gold Corporation announces that it has completed today its initial public offering of 6.9 million units for gross proceeds of Cdn $5.9 million. The units were sold at a price of Cdn$0.85 each and consist of one common share and one warrant. Each warrant is exerciseable for a period of 12 months at a price of Cdn $1.15. The common shares are listed on the Toronto Stock Exchange under the symbol “GGN”.

The offering was underwritten by a syndicate of Canadian underwriters which included Desjardins Securities, CIBC World Markets, Border Investment Partners and Orion Securities. The units were offered for sale pursuant to a prospectus filed in four Canadian provinces (British Columbia, Alberta, Manitoba and Ontario). The units were also registered in a registration statement filed with the United States Securities and Exchange Commission.

The proceeds of the offering will be used principally for the completion of the Company’s feasibility study for its Borealis Property and its exploration program on the Borealis Property, as well as for working capital. Gryphon Gold is preparing a feasibility study on the redevelopment of the Borealis Mine, last operated in 1991. As a part of the feasibility work, the Company is progressing with engineering and field work to further define available gold mineralization.

Gryphon Gold is a Nevada corporation which is in the business of acquiring and developing gold properties in the United States. Gryphon Gold’s principal property is the Borealis Property located in the Walker Lane Gold Belt in Western Nevada.

This press release does not constitute an offer for any of our securities.

Contact:  Tony Ker - 1 888 261 2229

This press release contains “forward-looking information” which may include, but is not limited to, statements with respect to our feasibility study and our exploration program. Such forward-looking statement reflects our current views with respect to future events and are subject to certain risks, uncertainties and assumptions, including, the risks and uncertainties outlined under the section titles “Risk Factors and Uncertainties” in our prospectus (available at www.sedar.com) and registration statement (available at www.sec.gov). Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, believed, estimated or expected.